Filed Pursuant to Rule - 424(b)(3)

Registration No. 333-271906

BGO INDUSTRIAL REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 7 DATED JANUARY 17, 2024

TO THE PROSPECTUS DATED JULY 7, 2023

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of BGO Industrial Real Estate Income Trust, Inc., dated July 7, 2023 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to BGO Industrial Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of February 1, 2024;

•	to disclose the calculation of our December 31, 2023 net asset value (“NAV”) per share for each class of our common stock;

•	to provide an update on the status of our current public offering;

•	to disclose our issuance of 125 shares of preferred stock;

•	to make certain updates to the Prospectus; and

•	to update the Subscription Agreement in the Prospectus.

February 1, 2024 Transaction Price

The transaction price for each share class of our common stock sold in this offering for subscriptions accepted as of February 1, 2024 (and repurchases as of January 31, 2024) is as follows:

Transaction Price (per share)
Class T	$10.50
Class S	$10.50
Class D	$10.50
Class I	$10.50

As of December 31, 2023, we had not sold any Class T, Class S, Class D or Class I shares. As a result, the transaction price for each of our Class T, Class S, Class D and Class I shares is equal to the NAV per share for our Class E units of the Operating Partnership as of December 31, 2023. Class E shares and Class E units are not sold as a part of this offering. A detailed presentation of the NAV per share is set forth below.

The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

December 31, 2023 NAV Per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.bgoireit.com. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for information on how our NAV is determined. The Adviser is ultimately responsible for determining our NAV.

Our total NAV presented in the following table includes the NAV of our Class T, Class S, Class D, Class I and Class E common stock, as well as partnership interests of the Operating Partnership held by parties other than the Company.

The following table provides a breakdown of the major components of our total NAV as of December 31, 2023 ($ and shares in thousands):

Components of NAV	December 31, 2023
Investment in real property	$-
Investments in unconsolidated joint ventures	241,562
Non-controlling interest in consolidated joint ventures	(105,027)
Investment in real estate debt	-
Investment in real estate-related securities	-
Cash and cash equivalents	-
Restricted cash	-
Other assets	199
Debt obligations	-
Subscriptions received in advance	-
Other liabilities	-
Accrued performance participation allocation	-
Management fee payable	-
Stockholder servicing fees(1)	-
Net Asset Value	$136,734
Number of outstanding shares/units	13,020

(1)	Stockholder servicing fees only apply to Class T, Class S, and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class T, Class S and Class D shares. As of December 31, 2023, we have accrued under GAAP no stockholder servicing fees payable to the Dealer Manager related to the Class T, Class S and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share of common stock by share class as of December 31, 2023 ($ and shares in thousands, except per share data):

NAV Per Share	Class E Shares	Third- Party Operating Partnership Units	Total
Net asset value	$210	$136,524	$136,734
Number of outstanding shares/units	20	13,000	13,020
NAV per share as of December 31, 2023	$10.50	$10.50

The valuations of our real properties were provided by third party appraisers and/or the independent valuation advisor in accordance with our valuation procedures. The independent valuation advisor reviewed appraisals provided by the third party appraisers, and the Adviser reviewed the appraisals from both the third-party appraisers and/or the independent valuation advisor.

The weighted average of certain key assumptions from the discounted cash flow analysis of the respective appraisal reports as of December 31, 2023 are set forth in the following table:

Weighted- Average Basis
Exit capitalization rate	6.2%
Discount rate / internal rate of return	7.1%
Average holding period (years)	10.0

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties, excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties:

Input	Hypothetical Change	Increase (Decrease) to the NAV of Real Properties
Discount Rate	0.25% decrease	4.9%
(weighted average)	0.25% increase	(4.7)%
Exit Capitalization Rate	0.25% decrease	6.4%
(weighted average)	0.25% increase	(5.9)%

Status of our Current Public Offering

We have registered with the Securities and Exchange Commission a maximum of $5,000,000,000 in shares of common stock in our continuous public offering (the “Public Offering”). On February 3, 2023, the Adviser made an investment of $200,000 in exchange for 20,000 shares of our common stock. As of the date hereof, we have not issued and sold any Class T, S, D or I shares in the Public Offering. We intend to sell shares in the Public Offering on a monthly basis.

Series A Preferred Stock Issuance

On January 5, 2024, we filed Articles Supplementary to our charter, which set forth the rights, preferences and privileges of our 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). On January 8, 2024, we sold 125 shares of our Series A Preferred Stock at a purchase price of $1,000 per share in a private placement exempt from registration for aggregate gross proceeds of $125,000. The offering of Series A Preferred Stock was effected for the purpose of having at least 100 stockholders to satisfy one of the qualifications we must meet in order to qualify as a real estate investment trust under the Code.

Holders of the Series A Preferred Stock are entitled to a cumulative preferred dividend, payable semiannually, in an amount equal to 12.0% per annum of the $1,000 purchase price per share plus any accrued and unpaid dividends. In the event of any dissolution, liquidation or winding up, the holders of Series A Preferred Stock will be entitled to receive pro rata in cash out of our assets legally available therefor, before any distributions of the assets may be made to the holders of shares of our common stock, an amount per share of Series A Preferred Stock equal to the $1,000 initial purchase price plus, any accrued and unpaid dividends thereon and, if applicable, a redemption premium as described below.

The Series A Preferred Stock is redeemable by us at any time. The redemption price for the Series A Preferred Stock is equal to the initial purchase price of $1,000 per share, plus any accrued and unpaid dividends and, if such redemption occurs on or prior to January 8, 2026, a $100 per share redemption premium.

Holders of the Series A Preferred Stock are not entitled to vote on any matter submitted to our stockholders for a vote except that the consent of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required for (a) authorization or issuance of any equity security senior to or on parity with the Series A Preferred Stock, (b) reclassification of the Series A Preferred Stock, or (c) any amendments to our charter that would materially and adversely affects the right, preference, privilege or voting power of the Series A Preferred Stock.

Updates to the Prospectus

The following disclosure supersedes and replaces the suitability standard for Ohio in the “Suitability” section of the Prospectus and all other similar disclosure in the Prospectus.

Ohio Investors. Investors residing in Ohio may not invest more than 10% of their liquid net worth in us, our affiliates, and other non-traded real estate investment programs. For purposes of Ohio’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

The following disclosure supersedes and replaces “Our charter permits our board of directors to authorize us to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us” in the “Risk Factors—Risks Related to This Offering and Our Organizational Structure” section of the Prospectus and all other similar disclosure in the Prospectus.

Our charter permits our board of directors to authorize us to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board of directors is permitted, subject to certain restrictions set forth in our charter, to authorize the issuance of shares of preferred stock without stockholder approval. For example, on January 5, 2024, we filed Articles Supplementary to our charter, which designated the Series A Preferred Stock, in connection with our qualification as a real estate investment trust under the Code. Further, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.

The following disclosure supersedes and replaces “Your interest in us will be diluted if we issue additional shares. Your interest in our assets will also be diluted if the Operating Partnership issues additional units” in the “Risk Factors—Risks Related to This Offering and Our Organizational Structure” section of the Prospectus and all other similar disclosure in the Prospectus.

Your interest in us will be diluted if we issue additional shares. Your interest in our assets will also be diluted if the Operating Partnership issues additional units.

Holders of shares of our common stock will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue up to 3,100,000,000 shares of capital stock, of which 3,000,000,000 shares are classified as common stock, of which 600,000,000 shares are classified as Class T shares, 600,000,000 shares are classified as Class S shares, 600,000,000 shares are classified as Class D shares and 600,000,000 are classified as Class I shares, and 100,000,000 shares are classified as preferred stock, of which 125 are designated as Series A Preferred Stock. In addition, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. After you purchase shares of our common stock in this offering, our board of directors may elect, without stockholder approval, to: (1) sell additional shares of our common stock in this or future public offerings; (2) issue shares of our common stock or Operating Partnership units in one or more private offerings; (3) issue shares of our common stock or Operating Partnership units upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares of our common stock or Operating Partnership units to the Adviser or the Special Limited Partner, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or distribution on the performance participation allocation; (5) issue shares of our common stock or Operating Partnership units to sellers of properties we acquire; or (6) issue equity incentive compensation to certain employees of affiliated service providers or to third parties as satisfaction of obligations under incentive compensation arrangements. To the extent we issue additional shares of common stock after your purchase shares in this offering, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional Operating Partnership units after you purchase shares in this offering, your percentage ownership interest in our assets will be diluted. Because certain classes of Operating Partnership units may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their percentage ownership of our shares of common stock or their interests in the underlying assets held by the Operating Partnership. Operating Partnership units may have different and preferential rights to the claims of common Operating Partnership units, which correspond to the common stock held by our stockholders. Certain Operating Partnership units may have different and preferential rights to the terms of the common Operating Partnership units that correspond to the common stock held by our stockholders.

The following disclosure supersedes and replaces the second paragraph in the “Description of Capital Stock” section of the Prospectus and all other similar disclosure in the Prospectus.

Under our charter, we have authority to issue a total of 3,100,000,000 shares of capital stock. Of the total shares of stock authorized, 3,000,000,000 shares are classified as common stock with a par value of $0.01 per share, 600,000,000 of which are classified as Class T shares, 600,000,000 of which are classified as Class S shares, 600,000,000 of which are classified as Class D shares, 600,000,000 of which are classified as Class I shares, 600,000,000 of which are classified as Class E shares, and 100,000,000 shares are classified as preferred stock with a par value of $0.01 per share, 125 of which are classified as Series A Preferred Stock. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following disclosure supersedes and replaces the “Description of Capital Stock—Preferred Stock” section of the Prospectus and all other similar disclosure in the Prospectus.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock. On January 5, 2024, we filed Articles Supplementary, which 125 shares of preferred stock as Series A Preferred Stock, as described below.

However, the voting rights per share of any series or class of preferred stock sold in a private offering, such as the Series A Preferred Stock, may not exceed voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately-held preferred share bears to the book value of each outstanding publicly held share. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Other than the issuance of the Series A Preferred Stock described below, our board of directors has no present plans to issue any additional preferred stock, but may do so at any time in the future without stockholder approval.

Series A Preferred Stock

Holders of the Series A Preferred Stock are entitled to a cumulative preferred dividend, payable semiannually, in an amount equal to 12.0% per annum of the $1,000 purchase price per share plus any accrued and unpaid dividends. In the event of any dissolution, liquidation or winding up, the holders of Series A Preferred Stock will be entitled to receive pro rata in cash out of our assets legally available therefor, before any distributions of the assets may be made to the holders of shares of our common stock, an amount per share of Series A Preferred Stock equal to the $1,000 initial purchase price plus, any accrued and unpaid dividends thereon and, if applicable, a redemption premium as described below.

The Series A Preferred Stock is redeemable by us at any time. The redemption price for the Series A Preferred Stock is equal to the initial purchase price of $1,000 per share, plus any accrued and unpaid dividends and, if such redemption occurs on or prior to January 8, 2026, a $100 per share redemption premium.

Holders of the Series A Preferred Stock are not entitled to vote on any matter submitted to our stockholders for a vote except that the consent of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required for (a) authorization or issuance of any equity security senior to or on parity with the Series A Preferred Stock, (b) reclassification of the Series A Preferred Stock, or (c) any amendments to our charter that would materially and adversely affects the right, preference, privilege or voting power of the Series A Preferred Stock.

Form of Subscription Agreement

The Form of Subscription Agreement included as Appendix C in the Prospectus is superseded and replaced with the Subscription Agreement attached as Appendix A to this Supplement.

Appendix A: Form of Subscription Agreement

Subscription Agreement for Shares of BGO Industrial Real Estate Income Trust, Inc. 1. Your Investment Investment Amount $ Initial Purchase Subsequent Purchase Investment Method By mail Attach a check to this agreement. Make all checks payable to: BGO INDUSTRIAL REAL ESTATE INCOME TRUST By wire Name: SS&C GIDS, INC. AS AGENT FOR BGO INDUSTRIAL REAL ESTATE INCOME TRUST Bank Name: UMB BANK ABA: 1010-0069-5 DDA: 9872657241 Broker-dealer/Financial advisor will make payment on your behalf * Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third-party checks, or travelers checks are not accepted. SHARE CLASS SELECTION (required) SHARE CLASS T (minimum investment $2,500) SHARE CLASS S (minimum investment $2,500) SHARE CLASS D (Minimum investment $2,500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) SHARE CLASS I (Minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) 2. Ownership Type (Select only one) Taxable Account Type BROKERAGE ACCOUNT NUMBER Individual Or Joint Tenant With Rights Of Survivorship TRANSFER ON DEATH (Optional Designation. See Section 3C.) TENANTS IN COMMON COMMUNITY PROPERTY UNIFORM GIFT/TRANSFER TO MINORS STATE OF TRUST (Include Certification of Investment Powers Form) CORPORATION / PARTNERSHIP / OTHER (Corporate Resolution or Partnership Agreement Required) Non-Taxable Account Type CUSTODIAN ACCOUNT NUMBER IRA ROTH IRA SEP IRA SIMPLE IRA PENSION PLAN (Include Certification of Investment Powers Form) OTHER Custodian Information (to be completed by custodian): Name______________________ Tax ID #_____________ Phone #_____________

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Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other
(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name	Tax ID Number	Date of Trust:	**Exemptions** *(See Form W-9 instructions at www.irs.gov)*

Entity Type *(Select one. Required)*

☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership
☐ Other

Jurisdiction (if Non-U.S.)_________________
(*Attach a completed applicable Form W-8*)

Exempt payee code *(if any)*_____________
Exemption from FATCA reporting code *(if any)*

3. Investor Information

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*
(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name	(MI)	Last Name	Gender	
Social Security Number/Tax ID		Date of Birth (MM/DD/YYYY)	Daytime Phone Number	
Residential Street Address		City	State	Zip Code
Email Address				

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W-8BEN, Rev. Feb 2014)* Country of Citizenship

Are you a BGO Employee or Affiliate, an IREIT Officer or Director or an immediate family member of an IREIT Officer or Director (***required***)?

☐ BGO Employee ☐ BGO Affiliate ☐ IREIT Officer or Director ☐ Immediate Family Member of IREIT Officer or Director ☐ Not Applicable

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name	Gender	
Social Security Number/Tax ID		Date of Birth (MM/DD/YYYY)	Daytime Phone Number	
Residential Street Address		City	State	Zip Code
Email Address				

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W-8BEN, Rev. Feb 2014)* Country of Citizenship

Are you a BGO Employee or Affiliate, an IREIT Officer or Director or an immediate family member of an IREIT Officer or Director (***required***)?

☐ BGO Employee ☐ BGO Affiliate ☐ IREIT Officer or Director ☐ Immediate Family Member of IREIT Officer or Director ☐ Not Applicable

C. Transfer on Death Beneficiary Information *(Individual or Joint Account with rights of survivorship only.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)*

First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%
First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%
First Name	(MI)	Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%

3 First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) Primary Secondary ___% 4. Contact Information (If different than provided in Section 3A) Email Address Mailing Address City State Zip Code 5. Select How You Want to Receive Your Distributions (Select only one) Please read the following section carefully. YOU ARE AUTOMATICALLY ENROLLED IN THE DISTRIBUTION REINVESTMENT PLAN UNLESS YOU ARE A RESIDENT OF ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON. If you are a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan. If you are a resident of New Jersey, please review the Cash Distribution Information and Distribution Reinvestment Plan Information sections below. If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you do not wish to be enrolled in the Distribution Reinvestment Plan and complete the Cash Distribution Information section below. IMPORTANT: If you are not enrolled in the Distribution Reinvestment Plan, please complete the Cash Distribution Information section below. Cash Distribution Information For Custodial held accounts, if you are not enrolled in the Distribution Reinvestment Plan, the funds must be sent to the Custodian A. Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.) B. Cash/Check Mailed to Third Party/Custodian Name/Entity Name/Financial Institution Mailing Address City State Zip Code Account Number (Required) C. Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only) I authorize BGO Industrial Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify BGO Industrial Real Estate Income Trust, Inc. in writing to cancel it. In the event that BGO Industrial Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Financial Institution Name Mailing Address City State Your Bank’s ABA Routing Number Your Bank Account Number PLEASE ATTACH A PRE-PRINTED VOIDED CHECK Distribution Reinvestment Plan Information If you are a resident of New Jersey, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

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6. Broker-Dealer/Financial Advisor Information *(Required Information. All fields must be completed.)*

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence.

Broker-Dealer | Financial Advisor Name

Advisor Mailing Address

City | State | Zip Code

Financial Advisor Number | Branch Number | Telephone Number

E-mail Address | Fax Number

Please note that unless previously agreed to in writing by BGO Industrial Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Financial Advisor represents and certifies that, if the investor is a "retail customer" as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) a purchase of Shares would be in the best interest of the investor based upon the investor's investment profile and the potential risks, rewards, and costs associated with such an investment and (b) the undersigned has not placed its interests or those of the Financial Advisor ahead of the interest of the investor in recommending such investment and (ii) the undersigned and the Financial Advisor have complied with any applicable enhanced standard of conduct, including, but not limited to, the other requirements of Regulation Best Interest in relation to the proposed purchase of Shares. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

If you do not have another broker-dealer or other financial intermediary introducing you to BGO Industrial Real Estate Income Trust, Inc., then BentallGreenOak Securities Partners L.P. (BSP) may be deemed to act as your broker of record in connection with any investment in BGO Industrial Real Estate Income Trust, Inc. BSP is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If BSP is your broker-dealer of record, then your Shares will be held in your name on the books of BGO Industrial Real Estate Income Trust, Inc. BSP will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker-dealer or other financial intermediary.

X ______ *Financial Advisor Signature* | *Date* | X ______ *Branch Manager Signature (If required by Broker-Dealer)* | *Date*

7. Electronic Delivery Form *(Optional)*

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from BGO Industrial Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.
By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

I consent to electronic delivery ☐

Email
If blank, the email provided in Section 4 or Section 3A will be used.

8. Subscriber Signatures

BGO Industrial Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, BGO Industrial Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify

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your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce BGO Industrial Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

8.a. Please Note: All Items in this Section Must Be Read and Initialed

	Investor	Co-Investor
I have received a copy of the Final Prospectus.	*Initials*	*Initials*
I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.	*Initials*	*Initials*
In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS."	*Initials*	*Initials*
If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above.	*Initials*	*Initials*
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.	*Initials*	*Initials*
I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.	*Initials*	*Initials*
I am purchasing the Shares for my own account.	*Initials*	*Initials*
I understand that the transaction price per share at which my investment will be executed will be made available at *www.bgoireit.com* and in a prospectus supplement filed with the SEC, available at *www.sec.gov*.	*Initials*	*Initials*
I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on BGO Industrial Real Estate Income Trust, Inc.'s toll-free, automated telephone line, 1-833-360-5519.	*Initials*	*Initials*

8.b. If you live in any of the following states, please read the following carefully: Alabama, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee, and Vermont

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and, unless otherwise indicated, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

	Investor	Co-Investor
If I am an **Alabama** resident, my investment in BGO Industrial Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.	*Initials*	*Initials*
If I am an **Idaho** resident, I have either (a) a net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. In addition, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.	*Initials*	*Initials*
If I am an **Iowa** resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.	*Initials*	*Initials*
If I am a **Kansas** resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other non-traded real estate investment trusts to not more than 10% of such investor's liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.	*Initials*	*Initials*

6 If I am a Kentucky resident, my investment in BGO Industrial Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Massachusetts resident, my investment in BGO Industrial Real Estate Income Trust, Inc. and in other non-traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Missouri resident, my investment in BGO Industrial Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-traded real estate investment trusts may not exceed 10% of my net worth. Initials Initials If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my total investment in BGO Industrial Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. New Jersey investors are advised that Class S and Class T shares are subject to upfront selling commissions and/or dealer manager fees, and Class S, Class T and Class D shares are subject to stockholder servicing fees. Because the purchase price for the Class S and Class T shares is the transaction price plus applicable upfront fees, the upfront fees may reduce the amount of the Class S and Class T share purchase price that is available to the Company for investment and other capital needs, the stockholder servicing fees may reduce the amount of distributions, and the fees could result in a reduction in the NAV of the Class S, Class T and Class D shares if distributions are declared in an amount less than the stockholder servicing fees. Initials Initials If I am a New Mexico resident, I must limit my investment in BGO Industrial Real Estate Income Trust, Inc. and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a North Dakota resident and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, I have a net worth of at least 10 times my investment in BGO Industrial Real Estate Income Trust, Inc. Initials Initials If I am an Ohio resident, my investment in BGO Industrial Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Initials Initials If I am an Oregon resident, my investment in BGO Industrial Real Estate Income Trust, Inc. may not exceed 10% of my net worth. Initials Initials If I am a Pennsylvania resident, my investment in BGO Industrial Real Estate Income Trust, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles). Initials Initials If I am a Puerto Rico resident, my investment in BGO Industrial Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Initials Initials

7 If I am a Tennessee resident who is not an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my investment in BGO Industrial Real Estate Investment Trust, Inc. may not be more than 10% of my net worth. Initials Initials If I am a Vermont resident and I am not an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Initials Initials In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary. If you do not have another broker-dealer or other financial intermediary introducing you to BGO Industrial Real Estate Income Trust, Inc., then BGO Real Estate US LLC may be deemed to be acting as your broker-dealer of record in connection with any investment in BGO Industrial Real Estate Income Trust, Inc. For important information in this respect, see Section 6 above. I declare that the information supplied above is true and correct and may be relied upon by BGO Industrial Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting BGO Industrial Real Estate Income Trust, Inc. at the number indicated below. SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that: (1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and (4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. X X Signature of Investor Date Signature of Co-Investor or Custodian (If applicable) Date (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY) 9. ERISA Information (Required Information. All fields must be completed.) 1. Are you, or are you acting (directly or indirectly) on behalf of, a “benefit plan investor” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Plan Assets Regulation1 or will you use the assets of a “benefit plan investor”2 to invest in BGO Industrial Real Estate Income Trust, Inc.? ☐ Yes ☐ No 2. If Question (1) above is “yes” please indicate the maximum percentage of the purchaser’s assets invested in BGO Industrial Real Estate Income Trust, Inc. are, or may in the future be, considered to be the assets of “benefit plan investors” within the meaning of the Plan Assets Regulation: ________% 3. If the Question (1) above is “no” you hereby represent and warrant that you are not, and for as long as you have any interest in BGO Industrial Real Estate Income Trust, Inc. will not be (and will not be acting on behalf of ), a “benefit plan investor.” 4. If you are investing the assets of an insurance company general account please indicate what percentage of the insurance company general account’s assets invested in BGO Industrial Real Estate Income Trust, Inc. are the assets of “benefit plan investors” within the meaning of ERISA or the regulations promulgated thereunder? ________% 5. Please indicate if you are “Controlling Person” defined as: (i) a person (including an entity), other than a “benefit plan investor” who has discretionary authority or control with respect to the assets of BGO Industrial Real Estate Income Trust, Inc., a person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any “affiliate” of such a person. An “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. For purposes of this definition, “control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person. ☐ Yes ☐ No 1 “Plan Assets Regulation” means the regulations issued by the United States Department of Labor at Section 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as the same may be amended from time to time. 2 The term “benefit plan investor” includes, for e.g.: (i) an “employee benefit plan” as defined in section 3(3) of ERISA that is subject to Title I of ERISA (such as employee welfare benefit plans (generally, plans that provide for health, medical or other welfare benefits) and employee pension benefit plans (generally, plans that provide for retirement or pension income)); (ii) “plans” described in section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that is subject to section 4975 of the Code (including, for e.g., an “individual retirement account”, an “individual retirement annuity”, a “Keogh” plan, a pension plan, an Archer MSA described in section 220(d) of the Code, a Coverdell education savings account described in section 530 of the Code and a health savings account described in section 223(d) of the Code) and (iii) an entity that is, or whose assets would be deemed to constitute the assets of, one or more “employee benefit plans” or “plans” (such as for e.g., a master trust or a plan assets fund) under ERISA or the Plan Assets Regulation.

8 10. Miscellaneous If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of BGO Industrial Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify BGO Industrial Real Estate Income Trust, Inc. and the Broker-Dealer in writing. The Broker-Dealer may notify BGO Industrial Real Estate Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 8 above, and BGO Industrial Real Estate Income Trust, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of BGO Industrial Real Estate Income Trust, Inc. BGO Industrial Real Estate Income Trust, Inc. Investor Relations: 1-833-360-5519